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                                                                    EXHIBIT 99.1


IXC                                                                 News Release

                              1997 PROGRESS REPORT

AUSTIN, Texas - July 3, 1997 - IXC Communications, Inc. (NASDAQ:IIXC) today reported on the status of the development of its expanded fiber optics network, its private line business and its switched services business.

The Company indicated that the Company's network expansion and private line business have achieved excellent results, and the Company has achieved significant revenue growth in its new switched services business, but revenues and EBITDA for the switched services business have not met the Company's expectations. Consequently, the Company expects its revenues and EBITDA for the second quarter and the year will be below its previous estimates. The Company now believes that 1997 EBITDA will be in the range of $20 - $30 million, and 1998 EBITDA will be $125 million or more.

NETWORK EXPANSION - STATE-OF-THE-ART TECHNOLOGY AND LOW NETWORK COST. The Company remains the leading independent supplier of state-of-the-art long haul capacity to carrier customers. As of June 30, 1997, the Company has completed and placed in operation approximately 3,380 fiber route miles of its previously announced fiber expansion plan, with an additional 3,000 fiber route miles to be completed by approximately year-end. In addition, the Company is in the process of completing cost-sharing arrangements which will allow the Company to significantly increase its network to over 15,000 fiber route miles during the 1998-1999 time frame. The fiber optics being deployed by the Company utilize state-of-the-art LS dispersion shifted fiber on routes generally diverse from other carriers, use the most secure rights-of-way, and incorporate the latest optronics technology. The Company was the first to commercially deploy OC-192 optronic technology which provides greater capacity and operating economies. With the Company's previously existing 1,900 route miles of fiber optics, the Company now has over 5,200 route miles of fiber optic cable and electronics in operation, with approximately 1,500 additional route miles of fiber optic cable currently under construction. The Company expects to have over 8,300 fiber route miles in operation by the end of 1997 and approximately 11,000 fiber route miles by the end of 1998. The foregoing is in addition to approximately 5,000 route miles of digital microwave, over 160,000 DS-3 miles of leased fiber capacity, and over 39,000 DS-3 miles of fiber capacity obtained in capacity swaps with other carriers.

The Company is significantly expanding the scope of its network because of its success in obtaining cost-sharing arrangements with other carriers. Such arrangements have reduced the net construction cost of the expansion plan to approximately $22,000 per mile, compared to an industry average of $85,000 - $100,000 per mile. As part of these cost-sharing arrangements, the Company previously announced two significant sales of dark fiber for a total of $219 million. Because of these and other cost-sharing arrangements in process, the Company has a
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number of additional strategic routes that can be achieved at a very low cost per mile and will permit the Company to extend the reach of its network as well as add redundancy and self-healing SONET rings to the network.

PRIVATE LINE BUSINESS - AHEAD OF EXPECTATIONS. The Company's private line business (the transmission of voice and data over dedicated circuits) has met all of the Company's expectations for revenue for the first half of 1997, and is expected to exceed expectations for the remainder of 1997 and 1998. The Company's backlog for its private line business currently totals over $200 million, including significant new orders awaiting activation as the Company's network build from Los Angeles to New York is completed later in the year. The network expansion has added and will continue to add high capacity new routes and increase the capacity of existing routes, allowing the Company to lease additional circuits to its customers, including high capacity, high margin circuits on OC-48s, OC-12s and OC-3s. In addition, as the fiber network comes online, numerous circuits currently being leased will move onto the fiber network, thereby reducing leased circuit expense and significantly increasing EBITDA.

SWITCHED SERVICES BUSINESS - LAGGING PLAN. The Company has been successful in establishing its new switched services business (the transmission of long distance traffic processed through the Company's switches) and in achieving significant revenue growth since its inception in late 1995 (switched services revenues were $53.0 million in the first quarter of 1997 as compared to $3.6 million in the first quarter of 1996), with continued strong demand for its switched products. However, EBITDA in the switched services business has fallen significantly below the Company's expectations. To date, the Company's EBITDA from switched services has continued to be negative and is likely to remain negative for the balance of the year.

The shortfall is due to two factors. First, the switched traffic generated by the Company's long distance customers has been comprised of a higher mix of minutes originating or terminating in high access cost LATAs (Local Access Transport Areas) than was anticipated. The second cause of the shortfall has resulted from incurring uneven traffic patterns across the Company's switch network, creating high network overflow costs.

The Company is taking steps immediately to bring this business segment to a positive cash flow as quickly as possible including: initiating an intensive examination of the traffic distributions of each of its customers: identifying customers generating an unprofitable mix of traffic, and where appropriate, adjusting contract terms; pre-screening new contract proposals to evaluate the financial impact of expected traffic distributions; and adding switch capacity to reduce the cost of network overflow traffic. The Company believes that its efforts to maintain a profitable mix of switched minutes may temporarily slow the growth rate of switched services revenue, but coupled with reductions in leased circuit expense as the network is completed, will provide steady improvement in switched service operating results during the remainder of the year and 1998.

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Certain of the above statements set forth the Company's expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements due to construction delays, an increase in expenses, the Company's inability to complete additional cost-sharing arrangements and other factors. Additional information on other factors that may affect the business and financial results of the Company can be found in filings with the Securities and Exchange Commission.

The Company will be holding a conference call to discuss its results on Thursday, July 3, 1997, at 9:00 a.m. EST.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of digital transmission and long distance services. The company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long distance carriers, value-added carriers, cable and utilities companies, and Internet service providers. The Company services include private line and broadband products, as well as 1+ switched and 1+ dedicated outbound calling 800/888 switched and dedicated inbound calling, calling card and debit card services. The Company is a publicly traded company, listed on NASDAQ under the symbol IIXC and has additional information available on its web site at www.ixc-comm.net.

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Investor Contact:
-----------------

James F. Guthrie
Executive Vice President
IXC Communications, Inc.
(512) 427-3713
jguthrie@ixc-comm.net